Exhibit 99-(b)(9): Opinion and Consent of Counsel
ING LOGO AMERICAS US Legal Services
J. Neil McMurdie Counsel (860) 723-2229 Fax: (860) 723-2216 Neil.McMurdie@us.ing.com
January 2, 2004	BY EDGARLINK

U.S. Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549
Re:

ING USA Annuity and Life Insurance Company
Separate Account EQ (formerly known as Equitable Life Insurance Company of Iowa Separate Account A)
Registration Statement on Form N-4
Prospectus Titles: EquiSelect Individual Flexible Premium Deferred Variable Annuity
                                PrimElite Individual Flexible Premium Deferred Variable Annuity
File Nos. 33-______ and 811-8524

Ladies and Gentlemen:

The undersigned serves as counsel to ING USA Annuity and Life Insurance Company, operating pursuant to the insurance laws of the State of Iowa, (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the above-referenced Registration Statement on Form N-4. This filing describes the EquiSelect and PrimElite individual and group flexible premium deferred variable annuity contracts (the "Contracts") offered by the Company through its Separate Account EQ (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Iowa.
2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Iowa.

Hartford Site 151 Farmington Avenue TS31 Hartford, CT 06156-8975	ING North America Insurance Corporation

3.	The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.
4.

The assets of the Account will be owned by the Company. Under Iowa law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.

The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.

6.

The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ J. Neil McMurdie J. Neil McMurdie